As Filed Pursuant to Rule 424(b)(5)
Registration No. 333-284510

SUPPLEMENT NO. 2 DATED NOVEMBER 2, 2026

(To the Series A Perpetual Stretch Preferred Stock Annex dated March 23, 2026, as supplemented by Supplement No. 1 thereto dated June 23, 2026, to Base Prospectus Supplement dated November 4, 2025, as supplemented by Supplement No. 1 thereto dated March 23, 2026, Supplement No. 2 thereto dated May 6, 2026 and Supplement No. 3 thereto dated November 2, 2026, and to the Prospectus dated January 27, 2025)

SERIES A PERPETUAL STRETCH PREFERRED STOCK ANNEX

Up to $21,000,000,000

Variable Rate Series A Perpetual Stretch Preferred Stock

This prospectus supplement (“Supplement No. 2 to the STRC Stock Annex”) relates to the offer and sale of shares of our Variable Rate Series A Perpetual Stretch Preferred Stock (the “STRC Stock”) and supplements and amends the prospectus supplement annex relating to the sale of our STRC Stock that we filed with the Securities and Exchange Commission (the “SEC”) on March 23, 2026, as supplemented by Supplement No. 1 thereto dated June 23, 2026 (as supplemented, the “STRC Stock Annex”). The shares of STRC Stock offered pursuant to the STRC Stock Annex are among the securities described in the base prospectus supplement dated November 4, 2025, that we filed with the SEC on such date, as supplemented by the supplements to the base prospectus supplement dated March 23, 2026, May 6, 2026 and November 2, 2026 (as supplemented, the “base prospectus supplement”) and the prospectus dated January 27, 2025 (the “prospectus”).

This Supplement No. 2 to the STRC Stock Annex should be read in conjunction with the STRC Stock Annex, the accompanying base prospectus supplement and prospectus, and the contents of that accompanying base prospectus supplement and prospectus are incorporated by reference into the STRC Stock Annex. To the extent the information in this Supplement No. 2 to the STRC Stock Annex is inconsistent with the information contained in the STRC Stock Annex, the information in this Supplement No. 2 to the STRC Stock Annex supersedes such information. Except as set forth herein, the STRC Stock Annex, the base prospectus supplement and the prospectus remain unchanged.

This Supplement No. 2 to the STRC Stock Annex is being filed to reflect that on October 29, 2026, we filed a Second Amended and Restated Certificate of Designations of the STRC Stock (the “Second Amended and Restated STRC Certificate of Designations”), with the Secretary of State of the State of Delaware, which became effective on November 1, 2026. The filing of the Second Amended and Restated STRC Certificate of Designations was approved at our 2026 Special Meeting of Stockholders held on October 28, 2026, pursuant to the required stockholder vote.

The Second Amended and Restated STRC Certificate of Designations amends the dividend payment cadence provisions of the Amended and Restated Certificate of Designations of the STRC Stock such that, together with conforming and related changes, declared regular dividends on the STRC Stock will be paid on each business day (as such term is defined in the Second Amended and Restated STRC Certificate of Designations) (instead of two times per month) (such changes, collectively, the “STRC Dividend Amendment”).

Our STRC Stock is listed on The Nasdaq Global Select Market under the trading symbol “STRC.” On October 30, 2026, the last reported sale price of our STRC Stock on The Nasdaq Global Select Market was $99.13 per share.

Our business and an investment in the STRC Stock involve significant risks. These risks are described under the caption “Risk Factors” beginning on page SA-8 of the STRC Stock Annex, under the captions “Risk Factors,” “Risk Factors Related to the ATM Offering Programs” and “Risk Factor Updates” in the accompanying base prospectus supplement and prospectus, and in the documents incorporated by reference into the accompanying base prospectus supplement and prospectus.

Neither the SEC nor any state or foreign securities commission or regulatory authority has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Supplement No. 2 to the STRC Stock Annex, the STRC Stock Annex, the accompanying base prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

TD Securities	StoneX	A.G.P.	Barclays

BTIG	Canaccord Genuity	Cantor	Clear Street

Compass Point	H.C. Wainwright & Co.	Keefe, Bruyette & Woods	Maxim Group LLC

Mizuho	Moelis & Company	Morgan Stanley	Santander

	SOCIETE GENERALE	Texas Capital Securities

The date of this Supplement No. 2 to the STRC Stock Annex is November 2, 2026.

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING

You should read this Supplement No. 2 to the STRC Stock Annex in conjunction with the STRC Stock Annex, the accompanying base prospectus supplement, and the prospectus dated January 27, 2025. The STRC Stock Annex contains the specific terms of the STRC Stock (the description of which is being amended hereby) and of our at-the-market offering of up to $21,000,000,000 of shares of our STRC Stock, and the base prospectus supplement describes the terms applicable to our at-the-market offerings of class A common stock and preferred stock in general. You should carefully consider, among other things, the matters set forth under “Risk Factors Related to the ATM Offering Programs” in the base prospectus supplement and “Risk Factors” in the STRC Stock Annex.

You may access the STRC Stock Annex, the accompanying base prospectus supplement, and the prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

STRC Stock Annex:	https://www.sec.gov/Archives/edgar/data/1050446/000119312526118796/d101356d424b5.htm
Supplement No. 1:	https://www.sec.gov/Archives/edgar/data/1050446/000119312526279602/d87847d424b5.htm
Base Prospectus Supplement:	https://www.sec.gov/Archives/edgar/data/1050446/000119312525263653/d87896d424b2.htm
Supplement No. 1:	https://www.sec.gov/Archives/edgar/data/1050446/000119312526118657/d110473d424b2.htm
Supplement No. 2:	https://www.sec.gov/Archives/edgar/data/1050446/000119312526208982/d36173d424b3.htm
Supplement No. 3:	https://www.sec.gov/Archives/edgar/data/1050446/000119312526442740/d60250d424b3.htm
Prospectus:	https://www.sec.gov/Archives/edgar/data/1050446/000119312525012707/d608278ds3asr.htm

AMENDMENTS TO THE STRC STOCK ANNEX

In connection with the effectiveness of the STRC Dividend Amendment, the STRC Stock Annex is hereby amended as set forth below. Each provision set forth below shall replace, in its entirety, the corresponding provision of the STRC Stock Annex.

1. Cover page — regular dividends.

The following paragraph shall replace, in its entirety, the third paragraph on the cover page of the STRC Stock Annex under the heading “STRC STOCK”:

The STRC Stock accumulates cumulative dividends, which we refer to as “regular dividends,” at a variable rate that is described more fully below and elsewhere in this STRC Stock Annex. Regular dividends, if any, on the STRC Stock will accumulate on the stated amount thereof, which is $100 per share of STRC Stock, and will be payable when, as and if declared by our “board of directors” (as defined in this STRC Stock Annex), out of funds legally available for their payment, in arrears on each “regular dividend payment date” (as defined below under the caption “Description of STRC Stock—Definitions”), generally each business day, to the preferred stockholders of record on the corresponding regular record date or dates.

2. Cover page — redemption price.

The following paragraph shall replace, in its entirety, the sixth paragraph on the cover page of the STRC Stock Annex under the heading “STRC STOCK”:

We have the right, at our election, to redeem all, or any whole number of shares (subject to a certain limitation described below), of the issued and outstanding STRC Stock, at any time, and from time to time, on any redemption date, at a cash redemption price per share of STRC Stock to be redeemed equal to $101 per share of STRC Stock to be redeemed (or such higher amount as may be chosen in our sole discretion, it being understood that such higher amount (or the formula to determine such higher amount) will be announced by prior public notice and/or set forth in the applicable relevant notice of redemption), plus accumulated and unpaid regular dividends, if any, thereon to, and including, the regular record date occurring on the redemption date. However, we may not redeem less than all of the outstanding STRC Stock unless at least $250.0 million aggregate stated amount of STRC Stock is outstanding and not called for redemption as of the time we provide the related redemption notice. We also have the right, at our election, to redeem all, and not less than all, of the STRC Stock, at any time, for cash if the total number of shares of all STRC Stock then outstanding is less than 25% of the total number of shares of STRC Stock issued in the initial offering of STRC Stock and in any future offering taken together, at a cash redemption price per share of STRC Stock to be redeemed equal to the liquidation preference per share of STRC Stock as of the business day before the date we provide the related redemption notice, plus accumulated and unpaid regular dividends, if any, thereon to, and including, the regular record date occurring on the redemption date. In addition, we have the right to redeem all, but not less than all, of the STRC Stock if a “tax event” (as defined in this STRC Stock Annex) occurs, at a cash redemption price equal to the liquidation preference of the STRC Stock to be redeemed as of the business day before the date we provide the related redemption notice, plus accumulated and unpaid regular dividends, if any, thereon to, and including, the regular record date occurring on the redemption date.

3. Cover page — fundamental change repurchase price.

The following paragraph shall replace, in its entirety, the seventh paragraph on the cover page of the STRC Stock Annex under the heading “STRC STOCK”:

If a “fundamental change” (as defined in this STRC Stock Annex) occurs, then, except as described in this STRC Stock Annex, holders of STRC Stock will have the right (which we refer to as the “fundamental change repurchase right”) to require us to repurchase some or all of their shares of STRC Stock at a cash repurchase price equal to the stated amount of the STRC Stock to be repurchased, plus accumulated and unpaid regular dividends, if any, to, and including the regular record date occurring on the fundamental change repurchase date.

4. “The Offering” — Regular Dividend Payment Dates.

The following shall replace, in its entirety, the information opposite the caption “Regular Dividend Payment Dates” under the heading “The Offering” in the STRC Stock Annex:

For any calendar month, each day within such calendar month that, as of the first business day immediately preceding the first calendar day of that month (or, if earlier, the date on which the first regular dividend for that month is declared), is scheduled to be a business day, subject to our right to designate additional business days as described under the caption “Description of STRC Stock—Regular Dividends—Generally.” The first regular dividend payment date occurring after the amendment and restatement effective time will be November 3, 2026 (or such other date specified in the certificate representing the applicable share of STRC Stock). November 2, 2026 will not be a regular dividend payment date under the second amended and restated certificate of designations.

5. “The Offering” — Regular Record Dates.

The following shall replace, in its entirety, the information opposite the caption “Regular Record Dates” under the heading “The Offering” in the STRC Stock Annex:

Each calendar day beginning November 1, 2026, including Saturdays, Sundays and holidays. Each regular record date corresponds to the first regular dividend payment date occurring after that record date. Accordingly, two or more regular record dates may correspond to a single regular dividend payment date.

6. “The Offering” — Regular Dividends (daily cadence and monthly rate).

The following paragraphs shall replace, in their entirety, the disclosure opposite the caption “Regular Dividends” under the heading “The Offering” in the STRC Stock Annex:

The STRC Stock accumulates cumulative dividends, which we refer to as “regular dividends,” at a variable rate per annum, calculated in the manner described below, on the stated amount thereof, regardless of whether or not declared or funds are legally available for their payment.

Subject to the other provisions described in this STRC Stock Annex, regular dividends will be payable when, as and if declared by our board of directors, out of funds legally available for their payment, in arrears on each regular dividend payment date to preferred stockholders of record as of the close of business on the regular record date or dates corresponding to such regular dividend payment date. Regular dividends accumulate in respect of each calendar-day regular record date, including days on which a dividend payment is not scheduled.

The rate per annum (which we refer to as the “monthly regular dividend rate per annum”) at which regular dividends accumulate for each regular record date in November 2026 will be the regular dividend rate per annum applicable under the prior amended and restated certificate of designations to the regular dividend period from, and including, October 16, 2026 to, and including, November 15, 2026. As described in our definitive proxy statement filed with the SEC on October 5, 2026, this rate is 12.00% per annum. The rate will apply to the calendar month from November 1 through November 30, 2026, which we refer to as the initial “monthly regular dividend rate period.”

For each subsequent monthly regular dividend rate period (each of which is a calendar month), the monthly regular dividend rate per annum will equal the rate for the preceding monthly regular dividend rate period unless we elect, in our sole and absolute discretion, by providing notice to preferred stockholders on or before the 15th calendar day of the preceding calendar month, a different rate for that subsequent period. Any such different rate cannot be (i) negative; (ii) less than the prior monthly regular dividend rate per annum minus the sum of (A) 25 basis points and (B) the excess, if any, of the monthly SOFR per annum on the first business day of the second calendar month immediately preceding the applicable monthly regular dividend rate period over the minimum monthly SOFR per annum on business days during that second preceding calendar month; or (iii) less than the monthly SOFR per annum on the business day immediately preceding our notice.

We will not reduce the monthly regular dividend rate per annum unless all accumulated regular dividends for all prior completed calendar months during which any STRC Stock was outstanding have been paid in full or declared in full with sufficient consideration set aside for the preferred stockholders entitled thereto. A notice of a changed rate must set forth the rate and the monthly regular dividend rate period to which it applies, and may be provided in the manner described under “Description of STRC Stock—Notices,” in a press release or through another widely disseminated public medium we then use, including our website.

Regular dividends will be computed for each regular record date using the monthly regular dividend rate per annum and the applicable semi-monthly dividend period: the first through the 15th day of a calendar month, and the 16th through the last day of a calendar month. Regular dividends that accumulate for each semi-monthly dividend period will be calculated based on the product of the stated amount per share of STRC Stock and one-24th of the applicable regular dividend rate per annum, which will be allocated evenly over the number of calendar days during that semi-monthly period. For all but the last regular record dates in a semi-monthly dividend period, if the amount of accumulated regular dividends per share of STRC Stock includes a fraction of a cent, then such amount will be rounded down to the nearest cent per share of STRC Stock, and the related fractional cent will be carried forward in calculating the amount of regular dividends that accumulate for the next calendar day in the relevant semi-monthly dividend period. The rounding described in the previous sentence will not apply to the calculation of the amount of accumulated regular dividends for the final calendar day of any semi-monthly dividend period. The calculation is described in greater detail below under “Description of STRC Stock—Regular Dividends—Generally.”

If accumulated regular dividends (or any portion thereof) are not paid on the regular dividend payment date occurring on a “compounding date” (as defined below under “Description of STRC Stock—Definitions”) (or, if that date is not a business day, the next business day), additional regular dividends, which we refer to as “compounded dividends,” will accumulate on the unpaid amount, compounded semi-monthly on subsequent compounding dates, based on the applicable monthly regular dividend rate per annum, as described more fully below. Regular dividends are payable only when, as and if declared by our board of directors, out of funds legally available for their payment.

See “Description of STRC Stock-Regular Dividends.”

We expect to fund any dividends paid in cash on the STRC Stock primarily through additional at-the-market offerings of our class A common stock. We may also fund such dividends using cash held in our U.S. dollar reserve (the “USD Reserve”) or through additional capital raising activities, including but not limited to at-the-market offerings of our STRK Stock, STRD Stock and other dividend junior stock, or other equity or debt financings. See “Risk Factors-Risks Related to the STRC Stock and This Offering-We may not have sufficient funds to pay dividends in cash on the STRC Stock, or we may choose not to pay dividends on the STRC Stock. In addition, regulatory and contractual restrictions as well as the terms of our existing or future preferred stock, may prevent us from declaring or paying dividends.”

7. “The Offering” — Optional Redemption.

The following sentence shall replace, in its entirety, the sentence beginning “The redemption price of any STRC Stock” opposite the caption “Optional Redemption” under the heading “The Offering” in the STRC Stock Annex:

The redemption price for any share of STRC Stock to be redeemed pursuant to an optional redemption will be a cash amount equal to $101 per share of STRC Stock to be redeemed (or such higher amount as may be chosen in our sole discretion, it being understood that such higher amount (or the formula to determine such higher amount) will be announced by prior public notice and/or set forth in the applicable relevant notice of redemption), plus accumulated and unpaid regular dividends on such share to, and including, the regular record date occurring on the redemption date.

8. “The Offering” — Clean-Up Redemption.

The following sentence shall replace, in its entirety, the sentence beginning “The redemption price of any STRC Stock” opposite the caption “Clean-Up Redemption” under the heading “The Offering” in the STRC Stock Annex:

The redemption price for any share of STRC Stock to be redeemed pursuant to a clean-up redemption will be a cash amount equal to the liquidation preference of such share as of the business day before the date we provide the related redemption notice, plus accumulated and unpaid regular dividends on such share to, and including, the regular record date occurring on the redemption date.

9. “The Offering” — Redemption Upon Tax Event.

The following sentence shall replace, in its entirety, the sentence beginning “The redemption price of any STRC Stock” opposite the caption “Redemption Upon Tax Event” under the heading “The Offering” in the STRC Stock Annex:

The redemption price for any share of STRC Stock to be redeemed pursuant to a tax redemption will be a cash amount equal to the liquidation preference of such share as of the business day before the date we provide the related redemption notice, plus accumulated and unpaid regular dividends on such share to, and including, the regular record date occurring on the redemption date.

10. “The Offering” — Repurchase at the Option of the Preferred Stockholders After a Fundamental Change.

The following sentence shall replace, in its entirety, the sentence beginning “If a ‘fundamental change’” opposite the caption “Repurchase at the Option of the Preferred Stockholders After a Fundamental Change” under the heading “The Offering” in the STRC Stock Annex:

If a “fundamental change” (as defined in this prospectus supplement) occurs, then, except as described in this prospectus supplement, preferred stockholders have the right (which we refer to as the “fundamental change repurchase right”) to require us to repurchase some or all of their shares of STRC Stock at a cash repurchase price equal to the stated amount of the STRC Stock to be repurchased, plus accumulated and unpaid regular dividends, if any, thereon to, and including, the regular record date occurring on the fundamental change repurchase date.

11. “Description of STRC Stock — Payments on the STRC Stock” (physical certificate instructions).

The following sentence shall replace, in its entirety, the sentence in the paragraph beginning “To be timely” under the caption “Payments on the STRC Stock” in the STRC Stock Annex:

To be timely, a written request referred to in the first bullet point above must be delivered no later than the close of business on the date that is 15 calendar days immediately before the date the applicable payment is due.

12. “Description of STRC Stock — Payments on the STRC Stock” (business-day delay).

The following sentence is added after the paragraph beginning “If the due date for a payment” under the caption “Payments on the STRC Stock” in the STRC Stock Annex:

For the avoidance of doubt, if a regular dividend payment date for a declared regular dividend was scheduled to be, but is not in fact, a business day, the related declared regular dividend may be paid on the immediately following business day with the same force and effect as if paid on such date, even if that following business day is a regular dividend payment date for another declared regular dividend, and the delay will not affect the calculation of accumulated or payable regular dividends.

13. “Description of STRC Stock — Regular Dividends — Generally.”

The text under the sub-caption “Generally” under the caption “Regular Dividends” in the STRC Stock Annex is hereby amended and restated in its entirety to read as follows:

The STRC Stock accumulates cumulative dividends, which we refer to as “regular dividends,” at the rate per annum referred to below on the stated amount thereof (and, to the extent described below, on unpaid regular dividends thereon), regardless of whether or not declared or funds are legally available for their payment. Subject to the other provisions described below, such regular dividends will be payable when, as and if declared by our “board of directors” (as defined below under the caption “—Definitions”), out of funds legally available for their payment, in arrears on each “regular dividend payment date” (as defined below under the caption “—Definitions”) to the preferred stockholders of record as of the close of business on the “regular record date” or dates (as defined below under the caption “—Definitions”) corresponding to such regular dividend payment date.

Subject to limited exceptions for the first regular dividend payment on any STRC Stock issued in this offering or any future offering, and subject to the computation provisions described below, regular dividends will accumulate on each regular record date. Each calendar day from, and including, November 1, 2026, will be a regular record date, including Saturdays, Sundays and holidays. The regular dividend payment date corresponding to each regular record date will be the first regular dividend payment date that occurs after such regular record date. Two or more regular record dates may correspond to a single regular dividend payment date, in which case the regular dividends (if declared in full) payable on such regular dividend payment date will include the regular dividends accumulated in respect of all such regular record dates, together with any compounded dividends, if applicable.

Regular dividends will accumulate from, but excluding, the latest regular record date corresponding to the last date to which regular dividends have been paid, to, and including, the latest regular record date corresponding to the next regular dividend payment date. For the regular dividend payment date occurring on November 3, 2026, regular dividends will accumulate from, but excluding, October 31, 2026, together, if the final pre-amendment dividend described below is not declared and paid in full on November 2, 2026 (or, if not a business day, the next business day), with accumulated regular dividends thereon determined under the prior amended and restated certificate of designations, in each case subject to the applicable terms of the certificate of designations and the provisions governing the first regular dividend on any newly issued STRC Stock.

Notwithstanding anything to the contrary in this STRC Stock Annex, the regular dividend payable in respect of the regular dividend payment date under the prior amended and restated certificate of designations occurring on October 31, 2026 (the “final pre-amendment dividend”) will be calculated and paid and, to the extent applicable, accumulate in the manner set forth in the prior amended and restated certificate of designations. October 31, 2026 will not be a regular record date under the second amended and restated certificate of designations.

The rate per annum at which regular dividends accumulate on the STRC Stock in respect of any regular record date will be the “monthly regular dividend rate per annum” (as defined below under the caption “—Definitions”) for the “monthly regular dividend rate period” (as defined below under the caption “—Definitions”) in which such regular record date occurs, even if the corresponding regular dividend payment date occurs in a different monthly regular dividend rate period. The initial monthly regular dividend rate period will be November 1 through November 30, 2026, and the rate for that month will be the rate applicable under the prior amended and restated certificate of designations to the regular dividend period from, and including, October 16, 2026, to, and including, November 15, 2026. Thereafter, each monthly regular dividend rate period will be a calendar month, and our right to adjust the monthly regular dividend rate per annum, including the notice requirements and limitations on reductions, will be as described below under the caption “—Definitions.”

If any accumulated regular dividends (or any portion thereof) on the STRC Stock are not paid on the regular dividend payment date occurring on a “compounding date” (as defined below under the caption “—Definitions”) (or, if that regular dividend payment date is not a business day, the next business day), then additional regular dividends, which we refer to as “compounded dividends,” will accumulate on the amount of such unpaid regular dividends, compounded semi-monthly on each subsequent compounding date based on the monthly regular dividend rate per annum applicable to the relevant monthly regular dividend rate period, calculated as described below, from, but excluding, the latest regular record date corresponding to that regular dividend payment date to, and including, the latest regular record date corresponding to the date such amounts, including all compounded dividends thereon, are paid in full. For these purposes, the compounding dates generally will be the regular dividend payment date occurring on the 15th calendar day of each month (or the immediately preceding regular dividend payment date if the 15th is not a regular dividend payment date) and the last regular dividend payment date of each month.

Each reference in this STRC Stock Annex to accumulated or unpaid regular dividends includes any compounded dividends that accumulate thereon as described in the preceding paragraph. Each payment of declared regular dividends on the STRC Stock will be applied to the earliest regular dividend payment date with respect to which regular dividends have not yet been paid.

Accumulated regular dividends on each outstanding share of STRC Stock will be computed for each regular record date (which we refer to as the “reference regular record date” for this purpose) using the monthly regular dividend rate per annum applicable to that date and the semi-monthly dividend period in which it occurs. Each semi-monthly dividend period consists of the period from, and including, the first calendar day of a month to, and including, the 15th calendar day of that month, and the period from, and including, the 16th calendar day of a month to, and including, the last calendar day of that month. The amount of regular dividends that accumulate on each share in respect of a reference regular record date, excluding compounded dividends, will be calculated as follows (subject to the aggregate-holder calculations described below under “—Calculations—Calculations Aggregated for Each Preferred Stockholder”):

where S is the stated amount per share of STRC Stock; DR is the monthly regular dividend rate per annum applicable to the monthly regular dividend rate period containing such reference regular record date; N is the number of calendar days in the semi-monthly dividend period containing such reference regular record date; n is the total number of calendar days from, and including, the first calendar day of that semi-monthly dividend period to, and including, such reference regular record date; and Dx is the amount of regular dividends that accumulate on each outstanding share of STRC Stock in respect of the regular record date occurring on the xth calendar day of such semi-monthly dividend period (determined in accordance with the provision described in this sentence, and rounded as set forth in the next paragraph), except that D0 will be deemed to be equal to zero.

The amount Dn determined in accordance with the foregoing formula will be expressed as a dollar amount that, before the applicable calculation and rounding for each preferred stockholder described below under “—Calculations—Calculations Aggregated for Each Preferred Stockholder,” (i) will not be rounded if the reference regular record date is the last regular record date occurring in the applicable semi-monthly dividend period and (ii) otherwise will be rounded down to the nearest cent if such dollar amount includes a fractional cent. Accordingly, fractional cents rounded down on earlier regular record dates will be carried forward in the calculation for subsequent regular record dates within the same semi-monthly dividend period. Before rounding, and excluding compounded dividends, the aggregate amount of regular dividends that accumulate on one share for a full semi-monthly dividend period will equal one-24th of the product of the stated amount and the applicable monthly regular dividend rate per annum.

For purposes of computing compounded dividends on any unpaid regular dividends, the same calculation will apply as if the amount of the unpaid regular dividend were part of the stated amount per share of STRC Stock. For purposes of computing accumulated and unpaid regular dividends to be included in a redemption price, fundamental change repurchase price or liquidation payment through the regular record date occurring on the applicable payment date, the same calculation will apply as if such record date corresponded to a regular dividend payment date for which a payment were being calculated; however, the daily rounding described in the preceding paragraph will not apply, and the amount will instead be subject only to rounding at the preferred-stockholder level as described below under “—Calculations—Calculations Aggregated for Each Preferred Stockholder.”

The second amended and restated certificate of designations does not require us to declare or pay regular dividends on the STRC Stock, even if funds are legally available for their payment. Accordingly, we may choose not to declare regular dividends on the STRC Stock. See “Risk Factors—Risks Related to the STRC Stock and This Offering—We may not have sufficient funds to pay dividends in cash on the STRC Stock, or we may choose not to pay dividends on the STRC Stock. In addition, regulatory and contractual restrictions, as well as the terms of our existing or future preferred stock, may prevent us from declaring or paying dividends.”

As described below under “—Priority of Dividends; Limitation on Junior Payments; No Participation Rights—Limitation on Certain Payments”, if we fail to pay accumulated dividends in full on our outstanding STRF Stock, or any other class or series of dividend senior stock then outstanding that contains similar limitations, then we will be prohibited from paying accumulated dividends on the STRC Stock until and unless we first pay accumulated dividends in full on the STRF Stock or such dividend senior stock, as applicable. See “Risk Factors—Risks Related to the STRC Stock and This Offering—Our right to unilaterally reduce the regular dividend rate could cause the STRC Stock to accumulate dividends at rates that are below those of otherwise comparable instruments, could cause the trading price or value of the STRC Stock to decrease, and could otherwise significantly harm investors.”

Under the new daily dividend schedule effective November 1, 2026 for STRC Stock, the STRC Stock will have a dividend record date on every calendar day, including weekends and market and bank holidays.

However, for any shares cleared through The Depository Trust Company (“DTC”), a record date that falls on a weekend or other DTC holiday will be deemed by DTC to fall on the immediately preceding day that is not a DTC holiday.

An ex-dividend date is the first day on which shares trade without the right to receive a particular dividend. For shares traded on Nasdaq, the ex-dividend date is generally the same day as the record date, if it falls on a trading day. As a result, if multiple daily dividends have record dates that fall on consecutive days that are DTC holidays, then they will be deemed by DTC to share a single record date occurring on the last preceding day that is not a DTC holiday, and by Nasdaq to share a single ex-dividend date occurring on the last preceding day that is a trading day, and will be paid together on the same payment date.

For example, dividends with record dates of November 6, 7 and 8, 2026 — a Friday, Saturday and Sunday — would all be deemed by DTC to have a record date of Friday, November 6, which Nasdaq will also treat as the ex-dividend date for all three. All three dividends would be paid on Monday, November 9. We expect that an investor who executes a buy order for such shares on Friday, November 6 will not receive any of the three dividends. We expect that an investor who executes a sale transaction for such shares on Friday, November 6 will still receive all three.

Dividend entitlement may differ for shares that are not cleared through DTC or that are traded on venues other than Nasdaq that offer weekend or market holiday trading. Those differences will depend on the trading, clearing and settlement arrangements of the relevant clearing platform or venue. In addition, individual brokers may have policies and procedures that result in a different treatment than that described above. Investors should consult their brokers.

14. “Description of STRC Stock — Regular Dividends — Priority of Dividends; Limitation on Junior Payments; No Participation Rights — Limitation on Dividends on Parity Stock.”

The following paragraph shall replace, in its entirety, the paragraph under the sub-caption “Limitation on Dividends on Parity Stock” in the STRC Stock Annex:

If less than all accumulated and unpaid regular dividends on the outstanding STRC Stock have been declared and paid as of the close of business on the 15th calendar day or last calendar day of any calendar month (or, if that day is not a business day, the next business day), then, until and unless all accumulated and unpaid regular dividends on the outstanding STRC Stock have been paid, no dividends may be declared or paid on any class or series of dividend parity stock unless regular dividends are simultaneously declared on the STRC Stock on a pro rata basis, such that (i) the ratio of (x) the dollar amount of regular dividends so declared per share of STRC Stock to (y) the total accumulated and unpaid regular dividends per share of STRC Stock immediately before that payment is no less than (ii) the ratio of (x) the dollar amount of dividends so declared or paid per share of such dividend parity stock to (y) the total accumulated and unpaid dividends per share of such dividend parity stock immediately before that dividend (or, for non-cumulative dividends, the full amount of dividends per share for the most recent dividend period thereof).

15. “Description of STRC Stock — Regular Dividends — Priority of Dividends; Limitation on Junior Payments; No Participation Rights — Limitation on Certain Payments.”

The following sentence shall replace, in its entirety, the first sentence under the sub-caption “Limitation on Certain Payments” in the STRC Stock Annex:

As long as any STRC Stock is outstanding, no dividends or distributions (whether in cash, securities or other property, or any combination of the foregoing) will be declared or paid on any of our junior stock, and neither we nor any of our subsidiaries will purchase, redeem or otherwise acquire for value (whether in cash, securities or other property, or any combination of the foregoing) any of our junior stock or dividend parity stock, in each case unless all regular dividends, if any, on the outstanding STRC Stock that have accumulated to, and including, the regular record date immediately before the most recent compounding date have been paid in full.

16. “Description of STRC Stock — Rights Upon Our Liquidation, Dissolution or Winding Up.”

The following shall replace, in its entirety, the second bullet under the caption “Rights Upon Our Liquidation, Dissolution or Winding Up” in the STRC Stock Annex:

•

all accumulated and unpaid regular dividends (plus compounded dividends thereon), if any, that will have accumulated on such share to, and including, the regular record date occurring on the date of such payment.

17. “Description of STRC Stock — Redemption at Our Option — Redemption Price.”

The following paragraph shall replace, in their entirety, the paragraph under the sub-caption “Redemption Price” in the STRC Stock Annex:

The redemption price for a share of STRC Stock called for an optional redemption, clean-up redemption or tax redemption will equal (i) either (a) in the case of an optional redemption, $101.00 (or such higher amount as we may choose in our sole discretion, as announced by prior public notice and/or in the applicable redemption notice) or (b) in the case of a clean-up redemption or tax redemption, the liquidation preference of that share as of the business day before we provide the related redemption notice, plus, in each case, (ii) accumulated and unpaid regular dividends (plus, if applicable, compounded dividends) on that share to, and including, the regular record date occurring on the redemption date. However, if the redemption date is after a regular record date for a declared regular dividend on the STRC Stock and on or before its corresponding regular dividend payment date, then (a) the holder of such share at the close of business on that regular record date will be entitled, notwithstanding the redemption, to receive that declared regular dividend on or, at our election, before the corresponding payment date; and (b) the amount in clause (ii) above will instead equal the excess, if any, of (x) accumulated and unpaid regular dividends on such share to, and including, the regular record date occurring on such redemption date over (y) the amount of that declared regular dividend.

18. “Description of STRC Stock — Fundamental Change Permits Preferred Stockholders to Require Us to Repurchase STRC Stock — Generally.”

The following paragraph shall replace, in their entirety, the paragraph beginning “The repurchase price” under the sub-caption “Generally” in the STRC Stock Annex:

The repurchase price (the “fundamental change repurchase price”) for a share of STRC Stock tendered for repurchase will equal (i) the stated amount of that share plus (ii) accumulated and unpaid regular dividends on that share to, and including, the regular record date occurring on the fundamental change repurchase date. However, if the fundamental change repurchase date is after a regular record date for a declared regular dividend on the STRC Stock and on or before its corresponding regular dividend payment date, then (a) the holder of such share at the close of business on that regular record date will be entitled, notwithstanding the repurchase, to receive that declared regular dividend on or, at our election, before the corresponding payment date; and (b) the amount in clause (ii) above will instead equal the excess, if any, of (x) accumulated and unpaid regular dividends on such share to, and including, the regular record date occurring on the such fundamental change repurchase date over (y) the amount of that declared regular dividend.

19. “Description of STRC Stock — Calculations — Calculations Aggregated for Each Preferred Stockholder.”

In the paragraph beginning “The composition of the consideration due upon conversion,” the phrase “the related regular record date” is replaced with “the regular record date or dates corresponding to such regular dividend payment date.”

20. “Description of STRC Stock — Definitions” — “Business day.”

The following shall replace, in its entirety, the definition of “Business day” in the STRC Stock Annex:

“Business day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed; provided, however, that, solely for purposes of determining whether a day is a regular dividend payment dates (and dates determined by reference thereto), we may elect to designate as a business day any day that would otherwise not be a business day. We must provide notice of that election to preferred stockholders; the election, and any rescission of the election, will not have retroactive effect or change the regular dividend payment dates for a calendar month once those dates have been determined. Any rescission may not exclude a day that would be a business day without giving effect to such election. Elections may apply to specified days, categories of days (such as Saturdays), days meeting specified conditions (such as when DTC accepts dividend payments), or future periods. Such notice may be given in the same manner as notices of the monthly regular dividend rate per annum described below.

21. “Description of STRC Stock — Definitions” — “Regular dividend payment date.”

The following shall replace, in its entirety, the definition of “Regular dividend payment date” in the STRC Stock Annex:

“Regular dividend payment date” means, for any calendar month, each day within such calendar month that, as of the first business day immediately preceding the first calendar day of that month (or, if earlier, the date the first regular dividend for that month is declared), is scheduled to be a business day, subject to the right described in the definition of “Business day” above; provided, however, that the first regular dividend payment date occurring after the amendment and restatement effective time will be November 3, 2026 (or such other date specified in the certificate representing the applicable share of STRC Stock). For the avoidance of doubt, November 2, 2026 will not be a regular dividend payment date under the second amended and restated certificate of designations, and payment on that date, if any, will be governed by the original amended and restated certificate of designations.

22. “Description of STRC Stock — Definitions” — “Regular record date.”

The following shall replace, in its entirety, the definition of “Regular record date” in the STRC Stock Annex:

“Regular record date” means each calendar day from, and including, November 1, 2026.

23. “Description of STRC Stock — Definitions” — “regular dividend rate per annum” (renames and replaces the current defined term).

Each reference in the STRC Stock Annex to the defined term “regular dividend rate per annum” is amended to refer to the defined term “monthly regular dividend rate per annum” where used in respect of rate periods commencing on or after November 1, 2026. The current definition of “Regular dividend rate per annum” is replaced in its entirety, and relabeled “Monthly regular dividend rate per annum,” to read as follows:

“Monthly regular dividend rate per annum” has the following meaning: (a) the monthly regular dividend rate per annum applicable to the initial monthly regular dividend rate period will equal the “regular dividend rate per annum” (as defined in the original amended and restated certificate of designations) applicable to the regular dividend period from, and including, October 16, 2026 to, and including, November 15, 2026 (the terms of the original amended and restated certificate of designations being incorporated for this purpose); and (b) the monthly regular dividend rate per annum applicable to each subsequent monthly regular dividend rate period (the “reference monthly regular dividend rate period”) will equal the rate for the immediately preceding monthly regular dividend rate period unless we elect, in our sole and absolute discretion, by providing notice to preferred stockholders on or before the 15th calendar day of the calendar month preceding that reference monthly regular dividend rate period, a different rate to apply to that period, provided that such different rate cannot be (i) negative; (ii) less than a rate equal to the excess, if any, of (x) the monthly regular dividend rate per annum applicable to the monthly regular dividend rate period preceding such reference monthly regular dividend rate period over (y) the sum of (A) 25 basis points and (B) the excess, if any, of (1) the monthly SOFR per annum on the first business day of the second calendar month immediately preceding that reference monthly regular dividend rate period over (2) the minimum monthly SOFR per annum during the business days in that second preceding calendar month; or (iii) less than the monthly SOFR per annum on the business day immediately before the date on which we provide such notice.

We will not reduce the monthly regular dividend rate per annum under clause (b) unless, when notice is given, all accumulated regular dividends on outstanding STRC Stock for all prior completed calendar months during which any STRC Stock was outstanding have been paid in full or declared in full and sufficient consideration set aside for the preferred stockholders entitled thereto. If the notice is sent on the last day of a calendar month, that month will not be deemed completed for this purpose. The notice must state the monthly regular dividend rate per annum and the monthly regular dividend rate period to which it applies and will be deemed duly provided if sent in the manner described under “—Notices,” through a press release or through another widely disseminated public medium we then use, including our website.

24. “Description of STRC Stock — Definitions” — “Regular dividend period.”

The definition of “Regular dividend period” in the STRC Stock Annex is deleted in its entirety. References to the term in the description of the post-amendment dividend framework are superseded by the applicable references to “monthly regular dividend rate period,” “semi-monthly dividend period,” “regular record date” or “regular dividend payment date,” as appropriate and as described in this Supplement No. 2 to the STRC Stock Annex.

25. “Description of STRC Stock — Definitions” — “Amendment and restatement effective date” (renames and replaces the current defined term).

Each reference in the STRC Stock Annex to the defined term “amendment and restatement effective date” is amended to refer to the defined term “amendment and restatement effective time.” The current definition of “amendment and restatement effective date” is replaced in its entirety, and relabeled “amendment and restatement effective time,” to read as follows:

“Amendment and restatement effective time” means November 1, 2026 at 12:01 a.m. (Eastern).

26. “Description of STRC Stock — Definitions” — other new and revised terms.

The following definitions are added, in alphabetical order, under the caption “—Definitions” in the STRC Stock Annex. The existing definition of “Original certificate of designations,” which relates to the June 2026 dividend transition, remains unchanged:

“Compounding date” means, for any calendar month, (a) the regular dividend payment date occurring on the 15th calendar day of that month (or, if none occurs on that date, the regular dividend payment date immediately preceding the 15th calendar day); and (b) the last regular dividend payment date of that month.

“Final pre-amendment dividend” has the meaning set forth under the caption “—Regular Dividends—Generally.”

“Monthly regular dividend rate period” means (a) initially, the period from, and including, November 1, 2026 to, and including, November 30, 2026; and (b) thereafter, each calendar month from, and including, its first calendar day to, and including, its last calendar day.

“Original amended and restated certificate of designations” means the certificate of designations for the STRC Stock originally filed with the Secretary of State of the State of Delaware on July 29, 2025, as amended by the amended and restated certificate of designations filed on June 15, 2026.

“Semi-monthly dividend period” means (a) the period from, and including, the first calendar day of each calendar month through, and including, the 15th calendar day of that month; and (b) the period from, and including, the 16th calendar day through, and including, the last calendar day of that month; provided, however, that the initial semi-monthly dividend period will be the period from, and including, November 1, 2026 to, and including, November 15, 2026.

27. “Risk Factors” — monthly dividend rate-setting restrictions.

The following sentence shall replace, in its entirety, the sentence beginning “For example, we are not permitted to reduce” under the risk factor caption “Our right to unilaterally reduce the regular dividend rate could cause the STRC Stock to accumulate dividends at rates that are below those of otherwise comparable instruments, could cause the trading price or value of the STRC Stock to decrease, and could otherwise significantly harm investors” in the STRC Stock Annex:

For example, we are not permitted to reduce the monthly regular dividend rate per annum that will apply to any monthly regular dividend rate period (i) by more than the following amount from the monthly regular dividend rate per annum applicable to the preceding monthly regular dividend rate period: the sum of (1) 25 basis points; and (2) the excess, if any, of (x) the monthly SOFR per annum on the first business day of the second calendar month immediately preceding the reference monthly regular dividend rate period over (y) the minimum of the monthly SOFR per annum rates on business days during that second preceding calendar month; or (ii) to a monthly regular dividend rate per annum that is less than the monthly SOFR per annum in effect on the business day immediately before we provide notice of the next monthly regular dividend rate per annum.

28. “Risk Factors” — completed calendar months and rate-period references.

The following sentence shall replace, in its entirety, the sentence beginning “In addition, subject to the more detailed provisions” under the risk factor caption “Our right to unilaterally reduce the regular dividend rate could cause the STRC Stock to accumulate dividends at rates that are below those of otherwise comparable instruments, could cause the trading price or value of the STRC Stock to decrease, and could otherwise significantly harm investors” in the STRC Stock Annex:

In addition, subject to the more detailed provisions described in this STRC Stock Annex, we are not entitled to reduce the monthly regular dividend rate per annum unless, at the time we provide the related notice of the adjustment, all accumulated regular dividends, if any, on the STRC Stock then outstanding for all prior completed calendar months during which STRC Stock was outstanding have been paid in full (or have been declared in full and consideration in kind and amount that is sufficient, in accordance with the second amended and restated certificate of designations, to pay such accumulated regular dividends, is set aside for the benefit of the preferred stockholders entitled thereto).

Each remaining reference to a “regular dividend period” under that risk factor caption that relates to the new dividend-rate determination period is amended to refer to a “monthly regular dividend rate period.”

29. “Risk Factors” — interval between rate adjustments.

The following sentence shall replace, in its entirety, the sentence beginning “Moreover, even if such an adjustment initially achieves” under the risk factor caption “We may be unsuccessful in achieving, or may abandon, our current intention of adjusting the regular dividend rate in such a manner as we believe (in our sole and absolute judgment) would be designed to cause the STRC Stock to trade at prices, or otherwise have a value, near its stated amount of $100 per share” in the STRC Stock Annex:

Moreover, even if such an adjustment initially achieves a specified trading price or value, the trading price or value may fluctuate significantly throughout the relevant monthly regular dividend rate period before we have an opportunity to adjust the monthly regular dividend rate per annum for the next monthly regular dividend rate period.

FORWARD-LOOKING STATEMENTS

This Supplement No. 2 to the STRC Stock Annex, the STRC Stock Annex, the base prospectus supplement and the prospectus, and the information incorporated by reference herein and therein, contain certain forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995, as amended. All statements, other than statements of historical facts, including statements concerning the STRC Dividend Amendment, the cadence and amount of future regular dividends and our intention to maintain the trading price of the STRC Stock at or near its stated amount of $100 per share, may be forward-looking statements. Words such as “might,” “will,” “may,” “should,” “estimates,” “expects,” “continues,” “contemplates,” “anticipates,” “projects,” “plans,” “potential,” “predicts,” “intends,” “believes,” “forecasts,” “future,” “targeted,” “goal” and variations of such words or similar expressions are intended to identify forward-looking statements.

The forward-looking statements are not historical facts, are based upon our current expectations, beliefs, estimates and projections and various assumptions, many of which, by their nature, are inherently uncertain and beyond our control, and are subject to a number of risks, uncertainties and other important factors that could cause our actual results to differ materially from the forward-looking statements. These risks, uncertainties and other important factors include those described under the caption “Risk Factors” in the STRC Stock Annex and under the captions “Risk Factors,” “Risk Factors Related to the ATM Offering Programs” and “Risk Factor Updates” in the accompanying base prospectus supplement and prospectus, as well as those described in our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on February 19, 2026 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2026 and June 30, 2026 filed with the SEC on May 6, 2026 and August 3, 2026, respectively, each of which is incorporated by reference into the accompanying base prospectus supplement and prospectus. The forward-looking statements made herein relate only to events as of the date on which the statements are made. Except as may be required by law, we undertake no obligation to update our forward-looking statements to reflect events and circumstances after the date on which the statements were made or to reflect the occurrence of unanticipated events.